UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

SATSUMA PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SATSUMA PHARMACEUTICALS, INC.

400 Oyster Point Boulevard, Suite 221

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2022

To the Stockholders of Satsuma Pharmaceuticals, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Satsuma Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held on Friday, June 3, 2022, at 10:00 a.m. Pacific Time. Due in part to the continuing public health impact of the COVID-19 pandemic, and to support the health and well-being of our stockholders, employees, and communities, the Annual Meeting will be a virtual meeting conducted via live webcast. You will not be able to attend the Annual Meeting physically. Stockholders can attend the meeting via the internet at www.virtualshareholdermeeting.com/STSA2022 by using the 16-digit control number that appears on the accompanying Proxy Card (printed in the box and marked by the arrow) and the instructions that accompanied these proxy materials.

The Annual Meeting will be held for the following purposes:

1.	To elect three Class III directors to hold office until the 2025 annual meeting of stockholders or until their successors are elected;

2.

To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of KPMG LLP, as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on April 6, 2022 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement; and FOR the ratification of the appointment of KPMG LLP, as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” SECTION IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/s/ JOHN KOLLINS
John Kollins Chief Executive Officer

South San Francisco, California

April 19, 2022

SATSUMA PHARMACEUTICALS, INC.

400 Oyster Point Boulevard, Suite 221

South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

JUNE 3, 2022

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Satsuma Pharmaceuticals, Inc. (referred to herein as the “Company”, “Satsuma”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 3, 2022, at 10:00 a.m. Pacific Time, virtually at www.virtualshareholdermeeting.com/STSA2022. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of April 6, 2022 (the “Record Date”) for the first time on or about April 19, 2022. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Investors – SEC Filings” section of our website at https://investors.satsumarx.com/index.php?s=127.

The only outstanding voting securities of Satsuma are shares of common stock, $0.0001 par value per share (the “common stock”), of which there were 31,545,564 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, are required to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card will be first made available for access by our stockholders on or about April 19, 2022 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 31,545,564 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC., then you are a stockholder of record. As a stockholder of record, you may vote at the virtual Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the virtual Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on two proposals:

•	Proposal 1—the election of three Class III directors to hold office until our 2025 annual meeting of stockholders; and

•	Proposal 2—the ratification of the selection, by the Audit Committee of our Board, of KPMG LLP, as our independent registered public accounting firm for the year ending December 31, 2022.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

•	For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.

•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the virtual Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the virtual Annual Meeting and vote by following the instructions described below. In such case, your previously submitted proxy will be disregarded.

•

To vote by attending the virtual Annual Meeting, vote your shares at www.virtualshareholdermeeting.com/STSA2022 during the Annual Meeting. You will need the 16-digit control number which appears on the accompanying Proxy Card (printed in the box and marked by the arrow) and the instructions that accompanied these proxy materials. For additional details on the virtual meeting, please see page 5 of this Proxy Statement.

•

To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the virtual Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes, or Inspector of Election. If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” votes for all proposals, and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. In addition, with respect to Proposal 1, the election of directors, the Inspector of Election will count the number of “Withheld” votes and broker non-votes received. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of KPMG LLP, as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the three nominees receiving the highest number of “For” votes will be elected.

With respect to Proposal 2, the affirmative vote of the majority of votes cast affirmatively or negatively (excluding abstentions and broker non-votes) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted as follows:

•	“For” the election of each of the three nominees for director; and

•	“For” the ratification of the appointment of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•

You may send a written notice that you are revoking your proxy to our Corporate Secretary at 400 Oyster Point Boulevard, Suite 221, South San Francisco, California 94080. You may attend the virtual Annual Meeting and vote at the meeting by following the instructions described above. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

How do I attend the virtual Annual Meeting?

The live audio webcast of the Annual Meeting will begin promptly at 10:00 a.m. Pacific Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

To attend the Annual Meeting, stockholders will need to log-in to www.virtualshareholdermeeting.com/STSA2022 using the 16-digit control number on the proxy card or voting instruction form.

Can I submit questions prior to or at the virtual Annual Meeting?

An online portal will be available to our stockholders at www.proxyvote.com approximately one week prior to the Annual Meeting. By accessing this portal, stockholders will be able to submit questions and vote in advance of the Annual Meeting. Stockholders may also submit questions and vote 15 minutes prior, or during, the Annual Meeting on www.virtualshareholdermeeting.com/STSA2022. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your proxy card or voting instruction form to submit questions and vote at our Annual Meeting. We intend to answer questions submitted before or during the meeting that are pertinent to the Company and the items being brought before stockholder vote at the Annual Meeting, as time permits, and in accordance with the Rules of Conduct for the Annual Meeting. Answers to certain questions not addressed during the meeting will be posted following the meeting on our website at https://investors.satsumarx.com/events. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources and ensure all stockholder questions are able to be addressed, we will respond to no more than three questions from a single stockholder.

Is technical assistance provided before and during the virtual Annual Meeting?

Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, we will have support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 20, 2022, to our Corporate Secretary at 400 Oyster Point Boulevard, Suite 221 South San Francisco, California 94080; provided that if the date of the annual meeting is more than 30 days from June 3, 2023, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to the bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between February 3, 2023 and March 5, 2023; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after June 3, 2023, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person, or by remote communication, if applicable, or represented by proxy at the Annual Meeting. Shares are considered present “in person” if voted by the holder of those shares or by proxy during the Annual Meeting. On the Record Date, there were 31,545,564 shares outstanding and entitled to vote. Accordingly, 15,772,783 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person, or by remote communication, if applicable, or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an “emerging growth company.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of: (1) (a) December 31, 2024, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, or (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of nine seated directors, divided into the three following classes:

•	Class I directors: John Kollins, Elisabeth Sandoval and Thomas King, whose current terms will expire at the annual meeting of stockholders to held be in 2023;

•	Class II directors: Rajeev Shah, Ken Takanashi and Thomas Soloway, whose current terms will expire at the annual meeting of stockholders to held be in 2024; and

•	Class III directors: Mutya Harsch, Heath Lukatch and Michael Riebe whose current terms will expire at the Annual Meeting.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Ms. Harsch and Drs. Lukatch and Riebe have been nominated to serve as Class III directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class III nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of April 6, 2022 and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the 2023 Annual Meeting of Stockholders
John Kollins.	59	Director, President and Chief Executive Officer	2016
Elisabeth Sandoval.(1)	60	Director	2019
Thomas King.(2)	67	Director	2017

Class II Directors whose terms expire at the 2024 Annual Meeting of Stockholders
Rajeev Shah(3)	44	Director	2016
Ken Takanashi(1)	57	Director	2016
Thomas Soloway(1)	55	Director	2020

Class III Directors whose terms expire at the Annual Meeting of Stockholders
Mutya Harsch(3)	47	Director	2021
Michael Riebe(2).	62	Director	2017
Heath Lukatch(2)(3)	54	Director	2016

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2025 Annual Meeting of Stockholders

Mutya Harsch. Ms. Harsch has served as a member of our board of directors since October 2021. Ms. Harsch currently serves as General Counsel, Chief Legal Officer and Secretary of VYNE Therapeutics, a publicly traded biopharmaceutical company, a position she has held since March 2020. Prior to joining VYNE, Ms. Harsch was with Foamix Pharmaceuticals Ltd., from January 2018 to March 2020, serving most recently as General Counsel and Chief Legal Officer. She has over 20 years of legal experience, previously holding positions as Special Counsel, Mergers & Acquisitions, at Cooley LLP from 2015 to 2017, as a corporate lawyer at Davis Polk & Wardwell from 1999 to 2003 and 2005 to 2015, and as Assistant General Counsel at Warner Chilcott from 2003 to 2005. Ms. Harsch received her J.D. and B.A. degrees from the University of California at Berkeley. We believe that Ms. Harsch is qualified to serve on our Board because of her background working in the life sciences industry and her experience as an officer of a publicly-traded biopharmaceutical company provides her with the qualifications and skills necessary to serve as a member of our Board.

Heath Lukatch. Dr. Lukatch has served as the chairperson of our Board since December 2016. Dr. Lukatch is Founder and Managing Partner of Red Tree Venture Capital, a life sciences venture capital firm. From 2015 to 2020, Dr. Lukatch worked at TPG where he was Partner, Managing Director and Life Sciences Investment Team Leader in TPG’s Biotech, Growth and RISE platforms. In 2006, Dr. Lukatch co-founded Novo Ventures’ San Francisco office, where he was a Partner through 2015. Prior to joining Novo Ventures, Dr. Lukatch was a Managing Director responsible for biotechnology venture investments at Piper Jaffray Ventures and SightLine Partners. Dr. Lukatch currently serves as Chairman Satsuma Pharmaceuticals (STSA) and is a board member at Acrigen Biosciences, Excellergy, Magnus Medical, Vaxcyte (PCVX) and Virsti. Previously Dr. Lukatch was

Chairman of Cianna Medical (acquired by Merit Medical), Engage Therapeutics (acquired by UCB), Inogen (INGN) and Spinifex (acquired by Novartis), and served on multiple life sciences company boards, including: Amira (acquired by BMS), AnaptysBio (ANAB), Elevation Pharma (acquired by Sunovion), FoldRx (acquired by Pfizer), InSound Medical (acquired by Sonova) and Synosia Therapeutics (acquired by BioTie). Dr. Lukatch is currently a board observer at Ceribell and Syncopation and he previously was a board observer at Alios BioPharma (acquired by J&J), Dynavax (DVAX), Fluidigm (FLDM) and SI-Bone (SIBN). Prior to becoming an investor, Dr. Lukatch worked as a strategy consultant with McKinsey & Company and was co-founder and CEO of AutoMate Scientific, a biotechnology instrumentation company. In addition, he was a bench scientist at Chiron, Roche Bioscience and Cetus, doing molecular biology, electrophysiology and protein chemistry, respectively. Dr. Lukatch received his Ph.D. in Neuroscience from Stanford University where he was a DOD USAF Fellow, and his B.A. with high honors in Biochemistry from the University of California at Berkeley. We believe that Dr. Lukatch’s extensive industry experience, his experience with venture capital investments, and his experience of serving on the board of directors for several biopharmaceutical and healthcare companies provides him with the qualifications and skills necessary to serve as a member of our Board.

Michael Riebe. Dr. Riebe has served as a member of our Board since October 2017. Dr. Riebe currently serves as a Sr. Director, Scientific Project Management at AstraZeneca Pharmaceuticals, a position held since January 2022. Prior to this position, Dr. Riebe was Vice President, Inhalation Product Development at AstraZeneca Pharmaceuticals since May 2016. Prior to joining AstraZeneca Pharmaceuticals, Dr. Riebe was employed by Pearl Therapeutics from January 2013 to June 2016, most recently as Senior Vice President. He also previously served as Vice President of Research and Development for iCeutica, Inc. from January 2012 to December 2012. Dr. Riebe received a B.A. in Chemistry from Kalamazoo College, and a Ph.D. from the University of Wisconsin Madison. We believe Dr. Riebe’s experience as an officer of pharmaceutical and biopharmaceutical companies provides him with the qualifications and skills necessary to serve as a member of our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES

Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders

John Kollins, Director, President and Chief Executive Officer. Mr. Kollins has served as a member of our Board and as our President and Chief Executive Officer since July 2016. Since 1989, Mr. Kollins has worked in the biopharmaceutical industry in Director, CEO, executive management, business and corporate development, and commercial roles. He has extensive experience working in CNS-focused biopharmaceutical companies, including Transcept Pharmaceuticals, where he served from June 2012 to October 2014 as Senior Vice President, Chief Business Officer, Renovis, Elan Pharmaceuticals and Athena Neurosciences. He currently serves on the board of Cyrano Therapeutics, Inc. From November 2014 until co-founding Satsuma Pharmaceuticals in June 2016, Mr. Kollins was Managing Director of Parnassus Advisors, LLC, which he founded to provide strategic consulting and corporate development services to biopharmaceutical companies. In addition, Mr. Kollins previously served successively as Chief Business Officer, Chief Operating Officer and Chief Executive Officer and Director at OXiGENE, Inc., a publicly traded biopharmaceutical company, and in executive roles at CovX and Immunex Corporation. Mr. Kollins earned an M.B.A. from the University of Virginia’s Darden School and an engineering degree from Duke University. We believe that Mr. Kollins extensive leadership and operating experience in the pharmaceutical and biopharmaceutical industry, including experience consulting for biopharmaceutical companies, provides him with the qualifications and skills necessary to serve as a member of our Board.

Elisabeth Sandoval. Ms. Sandoval has served as a member of our Board since May 2019. Ms. Sandoval currently serves as a consultant to the pharmaceutical industry. From September 2016 to April 2019, Ms. Sandoval served as the Chief Commercial Officer and Executive Vice President of Corporate Strategy of Alder Biopharmaceuticals, a public biopharmaceutical company. Before joining Alder, Ms. Sandoval was Chief Commercial Officer for Kythera Biopharmaceuticals, a publicly traded biopharmaceutical company, acquired by Allergan in 2015, from March 2012 to October 2015. Before Kythera, Ms. Sandoval was Vice President of Marketing for Bausch and Lomb Surgical from November 2010 to November 2012. From October 1987 to October 2010, Ms. Sandoval held various senior commercial roles at Allergan, a publicly traded company, including Vice President of Global Marketing at Allergan. Ms. Sandoval also currently serves on the board of directors of VYNE Therapeutics, Intersect ENT, and Procept BioRobotics Corporation. Ms. Sandoval began her career in research and development at Johnson & Johnson’s Ethicon division. She holds an M.B.A. from Pepperdine University and a B.S. in Biology from the University of California, Irvine. We believe that Ms. Sandoval is qualified to serve on our Board because of her background working in the life sciences industry and her experience as an officer of biopharmaceutical companies provides her with the qualifications and skills necessary to serve as a member of our Board.

Thomas King. Mr. King has served as a member of our Board since September 2017. He has served as an independent biotechnology consultant and advisor since August 2016. Mr. King served as a member of the board of directors of VIVUS, Inc., a publicly traded pharmaceutical company, from May 2017 to December 2020, serving as interim Chief Executive Officer from December 2017 to April 2018 and interim President from April 2018 to May 2018. Previously, Mr. King served as President, Chief Executive Officer and a member of the board of directors of Alexza Pharmaceuticals, Inc., a publicly traded pharmaceutical company, from June 2003 to August 2016. From October 2015 to August 2016, Mr. King also served as Chief Financial Officer and Chief Accounting Officer of Alexza Pharmaceuticals, Inc. From September 2002 to April 2003, Mr. King served as President, Chief Executive Officer and a member of the board of directors of Cognetix, Inc., a privately held biopharmaceutical development stage company. From January 1994 to February 2001, Mr. King held various senior executive positions at Anesta Corporation, a publicly traded pharmaceutical company, including President and Chief Operating Officer from January 1995 to January 1997 and President and Chief Executive Officer from January 1997 to October 2000, and was a member of the board of directors from January 1995 until it was acquired by Cephalon, Inc., a publicly traded biopharmaceutical company. Mr. King currently serves on the board of directors of Concentric Analgesics, Inc. and Kinaset Therapeutics, Inc., both privately held biotechnology companies. Mr. King received a B.A. in chemistry from McPherson College and an M.B.A. from the University of Kansas Graduate School of Business. We believe that Mr. King’s extensive leadership experience in the pharmaceutical and biopharmaceutical industry, including experience with small and large development stage pharmaceutical companies, and his experience serving on several boards of directors of both public and private companies, provides him with the qualifications and skills necessary to serve as a member of our Board.

Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders

Rajeev Shah. Mr. Shah has served as a member of our board of directors since December 2016. Since 2004, Mr. Shah has been a managing partner at RA Capital Management, L.P., a multi-stage investment manager dedicated to evidence-based investing in public and private healthcare and life science companies that are developing drugs, medical devices, diagnostics, and research tools. Mr. Shah is currently a member of the board of directors of the public companies Solid Biosciences, Inc. and Black Diamond Therapeutics, Inc. Mr. Shah was previously a member of the board of directors of Kala Pharmaceuticals, Inc., from July 2015 through October 2021, KalVista Pharmaceuticals, Inc. from June 2015 through April 2018, Ra Pharmaceuticals, Inc. from July 2015 through April 2020, and Eidos Therapeutics from March 2018 through August 2020. Mr. Shah is a member of the board of directors of a number of private biotechnology companies. Mr. Shah holds a B.A. in Chemistry from Cornell University. We believe Mr. Shah is qualified to serve on our board of directors because of his leadership and financial experience at RA Capital Management, his experience in the biopharmaceutical industry, and his experience with life sciences investments.

Ken Takanashi. Mr. Takanashi has served as a member of our Board since June 2016. Mr. Takanashi currently serves as Executive Vice President and Chief Operating Officer at Shin Nippon Biomedical Laboratories Ltd., where he has been employed since 2004. Prior to joining Shin Nippon Biomedical Laboratories Ltd., Mr. Takanashi was employed by Suasa Kristal (M) Bhd. from December 1996 to December 2002, most recently as Executive Director and General Manager. He also served as Business Development Manager for Mitsubishi Corporation from April 1987 to November 1996. Mr. Takanashi also currently serves on the board of directors of Wave Life Sciences, Ltd., a public biopharmaceutical company, as well as on the board of directors of several private companies. Mr. Takanashi is a Chartered Public Accountant in Delaware. Mr. Takanashi received a B.A. from The University of Tokyo, and an M.B.A. from The University of Warwick, Coventry U.K. We believe Mr. Takanashi’s experience as an officer and director of pharmaceutical and biopharmaceutical companies provides him with the qualifications and skills necessary to serve as a member of our Board.

Thomas Soloway. Mr. Soloway has served as a member of our Board since July 2020. He currently serves as Chief Executive Officer of T-knife Therapeutics, Inc., a privately-held next-generation adoptive T-cell therapy company leveraging its proprietary humanized T-cell receptor (HuTCR) mouse platform to treat solid tumors, a position he has held since December 2020. From October 2015 to September 2020, Mr. Soloway served as a senior member of the executive team of Audentes Therapeutics, Inc., where he most recently served as Executive Vice President and Chief Operating Officer. Prior to joining Audentes, Mr. Soloway served as the Senior Vice President and Chief Financial Officer of Ascendis Pharma A/S, from January 2014 until September 2015. Prior to Ascendis, Mr. Soloway held various positions, including Chief Financial Officer and Executive Vice President, Chief Operating Officer at Transcept Pharmaceuticals, Inc., from September 2002 to December 2013. Prior to Transcept, Mr. Soloway was a Principal with Montreux Equity Partners, where he was responsible for sourcing, structuring and leading life-sciences focused venture capital investments. Mr. Soloway earned a B.S. in Entrepreneurial Studies from the University of Southern California and an M.B.A. from the Georgetown University McDonough School of Business. We believe Mr. Soloway’s extensive leadership and operating experience in the pharmaceutical and biopharmaceutical industry provides him with the qualifications and skills necessary to serve as a member of our Board.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has engaged KPMG LLP (“KPMG”), as our independent registered public accounting firm for the year ending December 31, 2022, and is seeking ratification of such selection by our stockholders at the Annual Meeting. KPMG has served as the Company’s independent registered public accounting firm since 2019. Representatives of KPMG are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2021 and 2020 by KPMG LLP, our independent registered public accounting firm.

	Year Ended December 31, 2021	Year Ended December 31, 2020
Audit Fees(1)	$717,556	$682,413
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,780	1,780

Total Fees	$719,336	$684,193

(1)

Audit fees of KPMG for the years ending December 31, 2021 and 2020 were for professional services rendered for the audits of our financial statements, including accounting consultation, reviews of quarterly financial statements and professional services rendered in connection with our registration statements.

All of the services described above were pre-approved by our Audit Committee. The Committee concluded that the provision of these services by KPMG LLP would not affect their independence.

Pre-Approval Policies and Procedures

The Audit Committee or a delegate of the Audit Committee pre-approves, or provides pursuant to pre-approvals policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available at https://investors.satsumarx.com/corporate-governance.

The Audit Committee approved all of the audit, audit-related, tax and other services provided by KPMG for 2021. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Satsuma under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https://investors.satsumarx.com/corporate-governance. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Satsuma’s audited financial statements as of and for the year ended December 31, 2021.

The Audit Committee has discussed with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and the Audit Committee has discussed with KPMG LLP their independence from the Company and its management. Finally, the Audit Committee discussed with KPMG, with and without management present, the scope and results of KPMG’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. The Audit Committee has selected KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and is seeking ratification of such selection by the stockholders.

Audit Committee Thomas Soloway, Chair Ken Takanashi Elisabeth Sandoval

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at https://investors.satsumarx.com/corporate-governance. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments such as zero-cost collars and forward sale contracts, or otherwise engaging in transactions that hedge, or are designed to hedge, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director or employee to no longer have the same objectives as the Company’s other stockholders.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available on our website at https://investors.satsumarx.com/corporate-governance.

Independence of the Board of Directors

As required under the Nasdaq Global Market (“Nasdaq”) rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Our Board currently consists of nine members. Our Board has determined that all of our directors, other than Mr. Kollins, qualify as “independent” directors in accordance with Nasdaq listing requirements. Mr. Kollins is not considered independent because he is an employee of Satsuma Pharmaceuticals, Inc. Nasdaq’s independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exists that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers. As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees.

Leadership Structure of the Board

Our bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and to implement a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. Dr. Lukatch currently serves as the chairperson of our Board. In that role, Dr. Lukatch presides over the executive sessions of the Board and serves as a liaison between management and the Board.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. While our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our Board has the following standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and pre-approves the audit and non-audit fees and services;

•	reviews and approves all related party transactions on an ongoing basis;

•	establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•	discusses on a periodic basis, or as appropriate, with management the Company’s policies and procedures with respect to risk assessment and risk management;

•

is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	annually reviews and assesses internal controls and treasury functions including cash management procedures;

•

investigates any reports received through the whistleblower hotline and reports to the Board periodically with respect to the information received through the ethics helpline and any related investigations;

•	reviews our critical accounting policies and estimates; and

•	reviews the Audit Committee charter and the committee’s performance at least annually.

The current members of our Audit Committee are Mr. Soloway, Ms. Sandoval and Mr. Takanashi. Mr. Soloway serves as the chairperson of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq rules. Our Board has determined that Mr. Soloway is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the Audit Committee must also meet heightened independence standards. Our Board has determined that each of Mr. Soloway, Ms. Sandoval and Mr. Takanashi are independent under the applicable rules of the SEC and Nasdaq. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available to security holders on the Company’s website at https://investors.satsumarx.com/corporate-governance.

Compensation Committee

Our Compensation Committee oversees policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves or recommends to our Board corporate goals and objectives relevant to the compensation of our executive officers (other than our Chief Executive Officer), evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The Compensation Committee also reviews and approves or makes recommendations to our Board regarding the issuance of stock options and other awards under our stock plans to our executive officers (other than our Chief Executive Officer). The Compensation Committee reviews the performance of our Chief Executive Officer and makes recommendations to our Board with respect to his compensation and our Board retains the authority to make compensation decisions relative to our Chief Executive Officer. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter. The current members of our Compensation Committee are Mr. King, Dr. Lukatch and Dr. Riebe. Mr. King serves as the chairperson of the committee. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. The Compensation Committee’s charter permits it to delegate its authority and responsibilities to individual members of the Compensation Committee or to a subcommittee of Compensation Committee members. A copy of the Compensation Committee charter is available to security holders on the Company’s website at https://investors.satsumarx.com/corporate-governance.

Our Compensation Committee has retained the Rewards Solutions practice at Aon plc (“Aon”), a nationally-recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Aon reports directly to the Compensation Committee and does not provide any non-compensation related services to the Company. The Compensation Committee reviewed the independence of Aon, employing the independence factors specified in the listing requirements of Nasdaq. Based on this assessment, the Compensation Committee determined that the engagement of Aon does not raise any conflicts of interest or similar concerns. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee does not raise any conflicts of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters. The current members of our Nominating and Corporate Governance Committee are Dr. Lukatch, Ms. Harsch and Mr. Shah. Dr. Lukatch serves as the chairman of the committee. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of Nasdaq relating to Nominating and Corporate Governance Committee independence. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website at https://investors.satsumarx.com/corporate-governance.

Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience as a board member of another publicly held company;

•	professional and academic experience relevant to the Company’s industry;

•	strength of the candidate’s leadership skills;

•	experience in finance and accounting and / or executive compensation practices;

•	whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and

•	geographic background, gender, age and ethnicity.

Currently, our Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 400 Oyster Point Boulevard, Suite 221, South San Francisco, CA 94080.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met 4 times and acted by unanimous written consent 3 times during 2021. The Audit Committee met 4 times and did not act by unanimous written consent. The Compensation Committee met 3 times and acted by unanimous written consent one time. The Nominating and Corporate Governance Committee did not meet and acted by unanimous written consent one time. During 2021, each Board member attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served, in each case, to the extent appointed as a Board member at the relevant time of each meeting. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. In 2021, six out of nine of our directors attended the annual meeting of stockholders.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary, at 400 Oyster Point Boulevard, Suite 221, South San Francisco, CA 94080. The Corporate Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2021, our Compensation Committee consisted of Mr. King (chairperson), Dr. Lukatch and Dr. Riebe. None of the members of our Compensation Committee during 2021 nor any of the current members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers on our Board or Compensation Committee.

Board Diversity

Among our nine board members, 2 self-identify as women and 4 self-identify as diverse.

	Board Diversity Matrix as of 4/19/2022
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	2	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	5	—	—
Two or More Races or Ethnicities	1	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2021 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Transactions with Shin Nippon Biomedical Laboratories, Ltd.

In June 2016, we and Shin Nippon Biomedical Laboratories, Ltd., or SNBL, entered into a licensing and assignment agreement, which we refer to as the SNBL License, which was amended and restated in December 2016 and further amended in January 2017, April 2017, October 2017, and May 2020. In connection with the SNBL License, in July 2016, we entered into a common stock purchase agreement with SNBL pursuant to which it purchased 510,638 shares of our common stock at its par price of $0.0001 per share. Following the purchase of these shares, SNBL beneficially owned more than 5% of our outstanding capital stock. There have been no sales of products under the SNBL License to date. During the year ended December 31, 2021, we did not incur any related expenses in connection with clinical study services.

Director and Executive Officer Compensation

See “Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Executive Compensation—Executive Compensation Arrangements.”

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to, among other things, indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We have obtained an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

Investors’ Rights Agreement

We entered into an amended and restated investors’ rights agreement with the purchasers of shares of our convertible preferred stock, including entities with which certain of our directors are affiliated, which were outstanding prior to our initial public offering in September 2019 and which converted into shares of common stock in connection therewith. As of December 31, 2021, the holders of approximately 4.7 million shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act.

Policies and Procedures for Related Party Transactions

The Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

DIRECTOR COMPENSATION

We do not provide directors who are also our employees any additional compensation for their service as directors. In connection with our initial public offering in September 2019, we adopted a compensation program for our non-employee directors (the “Director Compensation Program”), pursuant to which each non-employee director receives an annual retainer of $35,000, the chairperson of our board will receive an additional annual cash retainer in the amount of $30,000, and non-employee directors who serve on one or more committees are eligible to receive the following annual committee fees:

Committee (through December 31, 2021)	Chair	Other Members
Audit committee	$15,000	$7,500
Compensation committee	10,000	5,000
Nominating and corporate governance committee	8,000	4,000

In June 2020, upon recommendation of the Compensation Committee of the Board and our independent compensation consultant, the Board amended the Director Compensation Program to provide that each non-employee director who is elected or appointed to our Board will automatically receive an option to purchase 20,000 shares of our common stock upon the director’s initial appointment or election to our Board (adjusting from an option to purchase 22,000 shares of our common stock), referred to as the Initial Grant, and an option to purchase 10,000 shares of our common stock (adjusted from an option to purchase 11,000 shares of our common stock) automatically on the date of each annual stockholder’s meeting thereafter, referred to as the Annual Grant. The Initial Grant will vest as to 1/36th of the underlying shares on a monthly basis over three years, subject to continued service through each applicable vesting date. The Annual Grant will vest on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder’s meeting to the extent unvested as of such date, subject to continued service through each applicable vesting date. The exercise price per share of director options is equal to the fair market value of a share of our common stock on the grant date, and the director options will vest in full immediately prior to the consummation of a change in control.

In September 2020 following the announcement that STS101 failed to meet the co-primary endpoints in our Phase 3 EMERGE trial, our market capitalization decreased significantly. As a result, upon recommendation of the Compensation Committee of the Board and our independent compensation consultant, the Board amended the Director Compensation Program to provide that the Initial Grant would be an option to purchase 40,000 shares and the Annual Grant would be an option to purchase 20,000 shares to align the grant size with the intended value of the awards. The Board further determined that in order to provide alignment with the equity awards for our management team and employees, and provide important incentive and retention benefits, that the Annual Grant would be accelerated to December 2020 in lieu of the automatic grant at the 2021 Annual Meeting.

Director Compensation Table

The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)(3)	Total ($)
Mutya Harsch(1)	7,715	132,948	140,663
Thomas King	52,500	—	52,500
Michael Riebe	40,000	—	40,000
Heath Lukatch	78,000	—	78,000
Rajeev Shah	39,000	—	39,000
Ken Takanashi	42,500	—	42,500
Elisabeth Sandoval	46,500	—	46,500
Thomas Soloway	50,000	—	50,000

(1)	In October 2021, Ms. Harsch was appointed to the Board and received an Initial Grant exercisable for 40,000 under the Director Compensation Program.
(2)

Amounts reflect the full grant date fair value of stock options granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. See Note 10 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for the assumptions used in calculating these amounts.

(3)	At December 31, 2021, our non-employee directors held the following outstanding options:

Name	Shares Subject to Outstanding Options
Mutya Harsch	40,000
Thomas King	70,423
Michael Riebe	70,423
Heath Lukatch	40,000
Rajeev Shah	30,000
Ken Takanashi	30,000
Elisabeth Sandoval	44,893
Thomas Soloway	40,000

EXECUTIVE OFFICERS

The following is biographical information for our executive officers, including their ages as of April 6, 2022

Name	Age	Position(s)
Executive Officers
John Kollins	59	President and Chief Executive Officer
Detlef Albrecht, M.D.	61	Chief Medical Officer
Tom O’Neil	57	Chief Financial Officer

Executive Officers

Mr. Kollins’ biographical information is included above under “Proposal No. 1 Election of Directors.”

Detlef Albrecht, M.D., Chief Medical Officer. Dr. Albrecht has served as our Chief Medical Officer since July 2017. Previously, Dr. Albrecht served in various roles at Armetheon, Inc., a pharmaceutical company, from May 2015 to June 2017, most recently as Head of Research and Development. He also served as President and Chief Executive Officer for Sorbent Therapeutics, Inc., a biopharmaceutical company, from August 2010 to July 2014. Dr. Albrecht received a Physician Degree and an M.D. from Rheinisch-Westfälische Technische Hochschule Aachen University.

Tom O’Neil, Chief Financial Officer. Mr. O’Neil has served as our Chief Financial Officer since January 2019. Previously, Mr. O’Neil served as Chief Financial Officer at Protagonist Therapeutics, Inc., a public biopharmaceutical company, from February 2016 to January 2019. Prior to that, he served as Chief Financial Officer for Arcadia Biosciences, Inc., a biopharmaceutical company, from March 2015 to September 2015. From January 2014 to July 2014, Mr. O’Neil served as Chief Financial Officer of Sorbent Therapeutics, Inc., a biopharmaceutical company. From September 2011 to December 2013, Mr. O’Neil served as a consultant to Sorbent and a variety of health care and technology companies. From December 2009 to August 2011, Mr. O’Neil served as Vice President of Finance & Administration of ChemGenex Pharmaceuticals Ltd., a biopharmaceutical company. From March 2007 to May 2009, Mr. O’Neil served as Vice President of Finance & Administration of Nodality, Inc., a biotechnology company. Mr. O’Neil received a BA in International Relations from Pomona College, and an M.B.A. from the UCLA Anderson Graduate School of Management.

EXECUTIVE COMPENSATION

The following discusses our executive compensation program for our 2021 named executive officers (“NEOs”). As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In addition, as an emerging growth company, we are not required to hold an advisory vote to approve the compensation of our NEOs, or “say-on-pay” vote.

Our Compensation Committee, the members of which are appointed by our Board, is responsible for establishing, implementing and monitoring our compensation philosophy and objectives. We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our NEOs for fiscal year 2021 and their positions with the Company were as follows:

•	John Kollins, Chief Executive Officer;

•	Detlef Albrecht, Chief Medical Officer; and

•	Tom O’Neil, Chief Financial Officer.

2021 Summary Compensation Table

The following table sets forth total compensation earned by our NEOs for the fiscal years presented.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
John Kollins	2021	500,000	—	—	330,000	830,000
Chief Executive Officer	2020	456,125	—	3,812,463	129,663	4,398,251
	2019	391,108	—	809,510	167,485	1,368,103
Detlef Albrecht	2021	434,700	—	—	191,268	625,968
Chief Medical Officer	2020	408,750	—	1,299,500	92,400	1,800,650
	2019	365,641	—	217,945	117,563	701,149
Tom O’Neil	2021	382,000	—	—	168,080	550,080
Chief Financial Officer	2020	356,000	—	1,299,500	80,960	1,736,460
	2019	298,710	80,000	456,769	96,472	931,951

(1)

Amount for Mr. O’Neil represents a sign-on bonus we paid to Mr. O’Neil in connection with the commencement of his employment with us in February 2019. The sign-on bonus was paid in two equal installments of $40,000, the first of such installments was paid on the first payroll date following the date he commenced employment with us in January 2019 and the second installment was paid in April 2019.

(2)

Amounts reflect the full grant date fair value of option awards computed in accordance with ASC Topic 718. See Note 10 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for the assumptions used in calculating these amounts. These amounts do not correspond to the actual value that may be recognized by the NEOs upon vesting of the applicable awards.

(3)

Amounts represent the annual performance-based cash incentive earned by our NEOs based on the achievement of certain corporate performance objectives and individual performance during 2021, 2020 and 2019. For 2020, these amounts were paid to the NEOs in early 2021. For 2021, these amounts were paid to the NEOs in early 2022. Please see the descriptions of the annual performance incentive payments paid to our NEOs under “2021 Incentive Compensation” below.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2021.

			Option Awards
Name	Vesting Commencement Date(1)		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
John Kollins	1/18/2017		92,805	—	0.90	1/18/2027
	1/18/2017		109,042	—	1.04	5/1/2028
	4/19/2017	(2)	13,298	—	0.90	4/19/2027
	5/15/2019	(3)	168,207	97,970	4.56	5/15/2029
	3/4/2020		76,562	98,438	29.00	3/4/2030
	12/3/2020		60,000	180,000	4.60	12/3/2030
Detlef Albrecht	6/19/2017		51,063	—	0.90	7/20/2027
	6/19/2017		30,851	—	1.04	5/1/2028
	5/15/2019	(3)	41,084	26,384	4.56	5/15/2029
	3/4/2020		26,250	33,750	29.00	3/4/2030
	12/3/2020		20,000	60,000	4.60	12/3/2030
Tom O’Neil	1/31/2019		53,735	20,745	1.04	1/31/2029
	5/15/2019	(3)	39,966	25,624	4.56	5/15/2029
	3/4/2020		26,250	33,750	29.00	3/4/2030
	12/3/2020		20,000	60,000	4.60	12/3/2030

(1)

Except as otherwise noted, the options vest as to 25% of the shares on the one year anniversary of the vesting commencement date and vest as to 1/36th of the remaining shares monthly thereafter, such that all awards will be vested on the four year anniversary of the vesting commencement date, subject to continued service through each applicable vesting date.

(2)

Upon achievement of a qualified financing on February 1, 2018, (i) 66,489 of the shares subject to the option on the date of such financing vested and (ii) the remaining shares subject to the option vested in equal monthly installments thereafter.

(3)

The shares subject to the option vest as to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date, subject to continued service through each applicable vesting date.

Narrative to 2021 Summary Compensation Table and Outstanding Equity Awards at 2021 Fiscal Year End

Executive Compensation Philosophy & Compensation Mix

We believe our executive compensation program is designed to be closely aligned with stockholders’ interests. While base salary and an annual performance-based cash incentive opportunity incentivize the achievement of shorter-term goals, our long-term equity awards represent a longer-term compensation structure that promotes retention and continuous commitment to the longer-term strategies and operating results of the Company. We further believe this compensation mix rewards each executive, including the NEOs, for their individual contributions to the Company, both present and future. At this phase in our growth cycle, a majority of the annual total direct compensation of our NEOs is directly tied, through the use of equity awards, to the longer-term growth in the value of our common stock.

Executive Compensation Process

The Compensation Committee oversees our executive compensation program (including our executive compensation policies and practices), administers our various equity plans and approves or makes recommendations regarding the compensation of our executive officers, including our NEOs, to the Board. The Compensation Committee reviews the performance of each NEO to determine whether to make any changes to their compensation. The Compensation Committee approves such changes or presents its recommendations to our Board for review and final approval.

Our Chief Executive Officer, John Kollins, makes recommendations to the Compensation Committee regarding the salary, annual cash incentive award, and equity awards for the executive officers other than himself, including the NEOs. At the Compensation Committee’s request, Mr. Kollins reviews with the Compensation Committee the individual performance of each of the other executive officers, including each of our NEOs. The Compensation Committee gives considerable weight to Mr. Kollins’ evaluations and determines whether the recommended changes in each executive officer’s compensation, if any, are appropriate.

The Compensation Committee receives support from Aon in designing our executive compensation program and analyzing competitive market practices. In addition, Mr. Kollins participates in Compensation Committee meetings, providing input from our executive team on organizational structure, executive development, and financial analysis.

While the Compensation Committee does not establish compensation levels based solely on a review of competitive market data, it believes that such data is a useful tool in its deliberations as it recognizes that our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate, and retain qualified executive officers. Generally, the Compensation Committee reviews our executive compensation relative to our established competitive market (based on an analysis of the compensation policies and practices of a select group of peer companies) every year. The Compensation Committee uses the competitive market data when evaluating all aspects of executive compensation. The Compensation Committee engages Aon to assist with updating our compensation peer group and assessing the competitiveness of our executive compensation program.

2021 Salaries

We use base salary to compensate our NEOs for their experience, skills, knowledge, role and responsibilities. When establishing the base salaries of our NEOs, our Board of Directors and the Compensation Committee consider a variety of factors, including each NEO’s seniority and level of responsibility as well as competitive market data and our ability to find a replacement if the individual left our employment. The base salary of each NEO is reviewed annually and adjusted from time to time to reflect performance and realign with market data. In March 2021, upon recommendation of the Compensation Committee, the Board approved increasing Mr. Kollins’ annual base salary from $471,500 to $500,000, Dr. Albrecht’s annual base salary from $420,000 to $434,700, and Mr. O’Neil’s annual base salary from $368,000 to $382,000.

2021 Incentive Compensation

We use cash incentive compensation to motivate our NEOs to achieve our annual operational objectives, while making progress towards our longer-term growth and other corporate goals. At the beginning of each year, typically in January, the Board approves a set of technical, operational, and financial goals for the Company for that year which are key drivers in determining the eventual cash incentive compensation for that year. The Compensation Committee recommends target annual cash incentive compensation targets for our NEOs to our Board for its consideration and approval. Each NEO’s target cash incentive is expressed as a percentage of base salary which can be achieved by meeting corporate goals at target level. The 2021 annual cash incentive targets for Mr. Kollins, Dr. Albrecht and Mr. O’Neil were set at 60% (increased from 50% in the prior year), 40% and 40% of their respective base salaries.

For 2021, our NEOs were eligible to earn annual cash incentives based on the achievement of certain corporate performance objectives approved by the Compensation Committee and the Board. For 2021, the Board set corporate performance goals in the two broad strategic areas of (i) advancing our therapeutic program and (ii) building capabilities (including financial goals). Both areas included specific performance objectives and a corresponding weighting that the Board assessed and took into account in determining 2021 bonus awards. This approach was consistent with our general compensation policy of paying for performance by setting aggressive performance goals and rewarding our employees through an annual cash incentive bonus program that is based primarily upon achievement of these goals. Following its review and determinations of corporate and individual performance for 2021, our Board determined an achievement level of 110% of target for each NEO. This above target payout was deemed appropriate by the Compensation Committee and the Board due to the combination of strong results and accomplishments across all of the corporate goals and a very successful financing. The actual annual cash incentives awarded to each NEO for 2021 performance are set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

We use equity awards to motivate and reward our executive officers for long-term corporate performance based on the value of the Company’s common stock and, thereby, align the interests of our executive officers with those of our shareholders. We believe equity provides appropriate long-term incentive and retention of our executive officers.

We granted stock option awards to our NEOs under the 2019 Plan, each of which vest 25% of the shares on the one year anniversary of the vesting commencement date and 1/36th of the remaining shares monthly thereafter, such that all awards will be vested on the four year anniversary of the vesting commencement date, subject to continued service through each applicable vesting date. Historically, we have made grants to our NEOs (and employees generally) in March of each year. However, in September 2020 following the announcement that STS101 failed to meet the co-primary endpoints in our Phase 3 EMERGE trial, our market capitalization decreased significantly. As a result, upon recommendation of our independent compensation consultant, the Compensation Committee and Board determined to accelerate the annual grant process for March 2021 to December 2020 to provide important incentive and retention benefits. As a result, we made the December 2020 option awards to our NEOs in lieu of our annual equity award refresh program that would have typically occurred in March 2021. Since the March 2021 options grants were made in December 2020, the NEOs did not receive additional option grants during 2021. The Company plans to grant additional stock options awards in 2022.

Other Elements of Compensation

Retirement Plan

We maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. We currently do not match employee contributions. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Perquisites, Reimbursements and Other Benefits

We provide limited perquisites to our NEOs when our Compensation Committee determines that such perquisites are necessary or advisable to fairly compensate or incentivize our employees. For fiscal year 2021, we did not provide perquisites or other personal benefits to our NEOs.

Executive Compensation Arrangements

We entered into new severance agreements with each of our NEOs in August 2019, which superseded in their entirety the severance under the prior employment agreements with us, as described below. The prior employment agreements provided for base salaries, target cash incentives, benefit plan participation, as well as certain additional benefits other than severance. For Mr. O’Neil his employment agreement also provided for a sign-on bonus in the aggregate amount of $80,000, less applicable withholdings and deductions. The sign-on bonus was paid in two equal installments of $40,000, the first of such installments was paid on the first payroll date following the date he commenced employment with us in January 2019 and the second installment was paid in April 2019.

John Kollins

Under our severance agreement with Mr. Kollins, if his employment with us is terminated without “cause” or he resigns for “good reason” (as each is defined in the severance agreement), he will be entitled to receive: (i) 12 months of continued base salary and (ii) payment or reimbursement of the cost of continued healthcare coverage for 12 months. In lieu of the foregoing benefits, if Mr. Kollins’ employment with us is terminated without “cause” or he resigns for “good reason” during the three-month period prior to, or the 12-month period following, a change in control (as defined in the 2019 Plan), he will be entitled to receive: (i) 18 months of continued base salary, (ii) payment or reimbursement of the cost of continued healthcare coverage for 18 months, (iii) an amount equal to 18 months of his annual bonus for the year of termination assuming 100% of target performance and (iv) full accelerated vesting of any of his unvested equity awards (except any performance awards). The foregoing severance benefits are subject to his delivery of an executed release of claims against us and continued compliance with his confidentiality agreement with us.

Detlef Albrecht and Tom O’Neil

Under our severance agreement each of with Dr. Albrecht and Mr. O’Neil, if his employment with us is terminated without “cause” or he resigns for “good reason” (as each is defined in the applicable severance agreement), he will be entitled to receive: (i) nine months of continued base salary and (ii) payment or reimbursement of the cost of continued healthcare coverage for nine months. In lieu of the foregoing benefits, if his employment with us is terminated without “cause” or he resigns for “good reason” during the three-month period prior to, or the 12-month period following, a change in control (as defined in the 2019 Plan), he will be entitled to receive: (i) 12 months of continued base salary, (ii) payment or reimbursement of the cost of continued healthcare coverage for 12 months, (iii) an amount equal to 12 months of his annual bonus for the year of termination assuming 100% of target performance and (iv) full accelerated vesting of any of his unvested equity awards (except any performance awards). The foregoing severance benefits are subject to his delivery of an executed release of claims against us and continued compliance with his confidentiality agreement with us.

The severance agreements with each of our NEOs includes a “best pay” provision, pursuant to which, in the event any payment or benefit the NEO would receive pursuant to the agreement or otherwise would be subject to an excise tax under Section 4999 of the Code, the NEO will receive the greater of (i) the full amount of such payments and benefits or (ii) a reduced amount such that no portion is subject to an excise tax under Section 4999 of the Code, whichever is more favorable to the NEO on an after-tax basis.

Under the NEO’s severance agreements, “good reason” is defined as (i) a material reduction in their duties, authority or responsibilities, (ii) a material reduction by us of their annual base salary or annual bonus or incentive compensation opportunity, (iii) a requirement by us that their principal place of employment relocate to a location more than 30 miles from their principal place of employment immediately prior to their termination or our requiring they be based anywhere other than such principal place of employment (or permitted relocation thereof), (iv) any action or inaction that constitutes an uncured, material breach by the Company of any agreement between us and them, or any uncured, material breach by us of a policy relating to the benefits to which they are entitled and (v) in the case of Mr. Kollins’ severance agreement, a requirement by us that he report to a corporate officer or employee instead of directly to the Board.

Under the NEO’s severance agreements, “cause” is defined as the occurrence of any of the following: (i) their willful and continued failure to perform their material duties to the us that goes uncured after notice is provided; (ii) their willful or intentional conduct that causes or is expected to cause material and demonstrable injury to us; or (iii) their conviction of, or a plea of nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof, or (B) a misdemeanor involving moral turpitude.

Compensation Risk Assessment

Consistent with the SEC’s disclosure requirements, we have assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2021, with respect to all of our equity compensation plans in effect on that date:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders (1)(2)(3)	3,202,588	$9.14	1,971,169	(4)
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	3,202,588	$9.14	1,971,169

(1)

Consists of the 2019 Incentive Award Plan (the “2019 Plan), the 2019 Employee Stock Purchase Plan (the “ESPP”) and the 2016 Equity Incentive Award Plan (the “2016 Plan”). Following the Company’s initial public offering, no new awards were granted under the 2016 Plan and the remaining shares available for issuance under the 2016 Plan became available for issuance under the 2019 Plan.

(2)

The 2019 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning in 2020 and ending in 2029 equal to the lesser of (A) four percent of the shares of stock outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 10,000,000 shares of stock may be issued upon the exercise of incentive stock options.
(3)

The ESPP contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under such plan shall be increased on the first day of each year beginning in 2020 and ending in 2029 equal to the lesser of (A) one percent of the shares of stock outstanding on the last day of the immediately preceding fiscal year and (B) such number of shares of stock as may be determined by the Board; provided, however, no more than 3,000,000 shares of stock may be issued under the ESPP. As of December 31, 2021, up to a maximum of 28,746 shares (which are not included in column (a) above) may be purchased in the current purchase period which runs until June 15, 2022 under the ESPP, based on enrollment as of December 31, 2021.

(4)	Consists of 1,493,893 shares available for issuance under the 2019 Plan and 477,276 shares available for issuance under the ESPP as of December 31, 2021.

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of April 6, 2022 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each named executive officer as set forth in the summary compensation table above;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 6, 2022 are deemed to be outstanding and to be beneficially owned by the person holding the stock options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 31,545,564 shares of our common stock issued and outstanding on April 6, 2022. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Satsuma Pharmaceuticals, Inc., 400 Oyster Point Boulevard, Suite 221 South San Francisco, CA 94080

Name and Address of Beneficial Owner	Common Stock	Options or Warrants Exercisable within 60 days	Number of Shares Beneficially Owned	Percentage Ownership
5% and Greater Stockholders:
RA Capital Healthcare Fund, L.P.(1)	5,914,252	—	5,914,252	18.7%
Commodore Capital Masters LP(2)	3,711,286	—	3,711,286	11.8%
Growth Equity Opportunities 17, L.P.(3)	3,142,958	—	3,142,958	10.0%
Shin Nippon Biomedical Laboratories, Ltd.(4)	2,794,113	—	2,794,113	8.9%
Samlyn Capital, LLC(5)	2,570,292	—	2,570,292	8.1%
TPG Biotechnology Partners V, L.P.(6)	1,885,939	—	1,885,939	6.0%

Named Executive Officers and Directors:
John Kollins(7)	310,869	600,602	911,471	2.8%
Tom O’Neil(8)	2,849	172,965	175,814	*
Detlef Albrecht, MD(9)	21,579	194,508	216,087	*
Heath Lukatch, PhD(10)	—	19,166	19,166	*
Thomas B. King(11)	—	46,699	46,699	*
Michael Riebe, PhD(12)	—	46,699	46,699	*
Rajeev Shah(13)	5,914,252	10,000	5,924,252	18.8%
Ken Takanashi, MBA, CPA(14)	2,794,113	10,000	2,804,113	8.9%
Elisabeth Sandoval(15)	—	24,893	24,893	*
Thomas Soloway(16)	—	12,777	12,777	*
Mutya Harsch(17)	—	7,777	7,777	*

All directors and executive officers and directors as a group (11 persons)(18)	9,043,662	1,146,086	10,189,748	31.2%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)

Consists of (i) 5,914,252 shares of common stock directly held by RA Capital Healthcare Fund, L.P. (“RA Capital Fund”). RA Capital Management, L.P. (“RA Capital”) is the investment manager of RA Capital Fund. RA Capital Management GP, LLC (“RA Capital GP”) is the general partner of RA Capital, of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of these individuals disclaims beneficial ownership of the reported securities held by RA Capital Fund except to the extent of his pecuniary interest therein. The address for these entities is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(2)

Commodore Capital LP, a Delaware limited partnership, may be deemed to beneficially own an aggregate of 3,711,286 shares of common stock. Commodore Capital LP, as the investment manager to Commodore Capital Master LP, a Cayman Islands exempt limited partnership, may be deemed to beneficially own these securities. Michael Kramarz and Robert Egen Atkinson are the Managing Partners of Commodore Capital LP and exercise investment discretion with respect to these securities. The address of the principal business office is 767 Fifth Avenue, Floor 12, New York, NY 10153.

(3)

Consists of 3,142,958 shares of common stock held by Growth Equity Opportunities 17, LLC (“GEO”). New Enterprise Associates 17, L.P. (“NEA 17”), is the sole member of GEO; NEA Partners 17, L.P. (“NEA Partners 17”), is the sole general partner of NEA 17; and NEA 17 GP, LLC (“NEA 17 LLC” and, together with NEA Partners 17, the “Control Entities”), is the sole general partner of NEA Partners 17. Forest Baskett (“Baskett”), Ali Behbahani (“Behbahani”), Carmen Chang (“Chang”), Anthony A. Florence, Jr. (“Florence”), Liza Landsman (“Landsman”), Mohamad H. Makhzoumi (“Makhzoumi”), Joshua Makower (“Makower”), Edward T. Mathers (“Mathers”), Scott D. Sandell (“Sandell”), Peter W. Sonsini (“Sonsini”), Paul Walker (“Walker”) and Rick Yang (“Yang”) (together, the “Managers”) are the managers of NEA 17 LLC. The address of the principal business office of GEO, NEA 17, each Control Entity and Sandell is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. The address of the principal business office of Behbahani and Mathers is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815. The address of the principal business office of Baskett, Chang, Makhzoumi, Makower, Sonsini, Walker and Yang is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Florence and Landsman is New Enterprise Associates, 104 5th Avenue, 19th Floor, New York, NY 10001.

(4)

Consists of shares of common stock held by Shin Nippon Biomedical Laboratories, Ltd. (“SNBL”). Mr. Takanashi is a director and executive officer of SNBL and its affiliates such that Mr. Takanashi may be deemed to hold the power to direct the disposition and vote of, and therefore to own the shares held by SNBL. Mr. Takanashi disclaims beneficial ownership of all shares held by SNBL except to the extent of any actual pecuniary interest. The address for this entity is St. Luke’s Tower, 28F, 8-1 Akashi-cho, Chuo-ku, Tokyo 104-004, Japan.

(5)

Consists of 2,570,292 shares of common stock directly held by Samlyn, LP. Samlyn Capital, LLC is the investment manager of Samlyn, LP. Samlyn GP, LLC is the general partner of Samlyn Capital, LLC, of which Robert Pohly is the managing member. Each of these individuals disclaims beneficial ownership of the reported securities held by Samlyn, LP except to the extent of his pecuniary interest therein. The address of the principal business office for these entities is 500 Park Avenue, 2nd Floor, New York, NY 10022.

(6)

Consists of 1,885,939 shares of common stock held by TPG Biotechnology Partners V, L.P., a Delaware limited partnership (“TPG Biotechnology V”), whose general partner is TPG Biotechnology GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar V Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. David Bonderman and James G. Coulter are sole stockholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the securities held by the TPG Biotechnology V. Messrs. Bonderman and Coulter disclaim beneficial ownership of the securities held by the TPG Biotechnology V except to the extent of their pecuniary interest therein. The address of each of TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(7)	Consists of (i) 310,869 shares of common stock and (ii) 600,602 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 6, 2022.
(8)	Consists of (i) 2,849 shares of common stock and (ii) 172,965 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 6, 2022.
(9)	Consists of (i) 21,579 shares of common stock and (ii) 194,508 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 6, 2022.
(10)	Consists of 19,166 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 6, 2022.
(11)	Consists of 46,699 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 6, 2022.
(12)	Consists of 46,699 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 6, 2022.
(13)

Consists of the shares described in footnote 1 above and 10,000 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 6, 2022. Mr. Shah is a member of the portfolio management team at RA Capital such that Mr. Shah may be deemed to hold the power to direct the disposition and vote of, and therefore to own the shares held by RA Capital Fund. Mr. Shah disclaims beneficial ownership of all shares held by RA Capital Fund except to the extent of any actual pecuniary interest. Under Mr. Shah’s arrangement with RA Capital, Mr. Shah holds the outstanding options to purchase common stock held by him for the benefit of the RA Capital Fund. Mr. Shah is obligated to turn over to RA Capital any net cash or stock received from the foregoing shares underlying such option, which will offset advisory fees owed by RA Capital Fund to RA Capital. Mr. Shah therefore disclaims beneficial ownership of the foregoing shares of common stock underlying the outstanding options held by him.

(14)

Consists of the shares described in footnote 4 above and 10,000 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 6, 2022. Mr. Takanashi is a director and executive officer of SNBL and its affiliates such that Mr. Takanashi may be deemed to hold the power to direct the disposition and vote of, and therefore to own the shares held by SNBL. Mr. Takanashi disclaims beneficial ownership of all shares held by SNBL except to the extent of any actual pecuniary interest.

(15)	Consists of 24,893 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 6, 2022.
(16)	Consists of 12,777 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 6, 2022.
(17)	Consists of 7,777 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 6, 2022.
(18)	Consists of (i) 9,043,662 shares of common stock and (ii) 1,146,086 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 6, 2022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2021.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Satsuma stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: 400 Oyster Point Boulevard, Suite 221 South San Francisco, CA 94080 or (3) request from the Company by calling (650) 410-3200. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2021 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Satsuma stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on

Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, 400 Oyster Point Boulevard, Suite 221 South San Francisco, CA 94080.

By Order of the Board of Directors

/s/ JOHN KOLLINS
John Kollins President, Chief Executive Officer and Director

April 19, 2022

VIEW MATERIALS &VOTE SATSUMA PHARMACEUTICALS, INC 400 OYSTER BOULEVARD SUITE 221 SOUTH SAN FRANCISCO, CA 94080 VOTE BY INTERNET Before The Meeting- Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information, Vote by 11:59 PM, ET on June 2, 2022, Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form During The Meeting- Go to www.virtualshareholdermeeting.com/STSA2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions VOTE BY PHONE —1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions Vote by 11:59 P. M ET on June 2, 2022 Have your proxy card in hand when you call and then follow the instructions VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS -D-8197-7-Z8-261-5 K-EEP -THIS -PORT-ION-FOR-YOU-R RE-COR-DS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SATSUMA PHARMACEUTICALS,INC. The Board of Directors recommends you vote FOR the following: For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark ··For All Except·· and write the number(s) of the nominee(s) on the line below Election of Directors 0 0 0 Nominees: 01) Mutya Harsch 02) Heath Lukatch 03) Michael Riebe The Board of Directors recommends you vote FOR the following proposal: For Against Abstain To ratify of the selection, by the Audit Committee of our Board, of KPMG LLP, as our independent registered public accounting firm for the year ending December 31, 2022 NOTE: Such other business as may properly come before the meeting or any adjournment thereof 0 0 0Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer Signature [PLEASE SIGN WITHIN BOX]Signature (Joint Owners)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com D81978-Z82615 SATSUMA PHARMACEUTICALS, INC. Annual Meeting of Shareholders June 3, 2022 10:00 AM, PT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) John Kollins and Tom O’Neil, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SATSUMA PHARMACEUTICALS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, PT on June 3, 2022, virtually via audio webcast at www.virtualshareholdermeeting.com/STSA2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.    Continued and to be signed on reverse side